Exhibit 99.1

FIRST AMERICAN FINANCIAL REPORTS FIRST QUARTER 2014 RESULTS

—Reports Earnings of 20 Cents per Diluted Share—

SANTA ANA, Calif., April 24, 2014 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance, settlement services and risk solutions for real estate transactions, today announced financial results for the first quarter ended March 31, 2014.

Current Quarter Highlights

•	Total revenues down 12 percent compared with last year

- Refinance closed orders down 64 percent

•	Title Insurance and Services segment pretax margin of 4.6 percent

•	Title order mix shifting to higher-premium purchase transactions

- Refinance transactions accounted for 42 percent of residential open orders

•	Commercial revenues of $115.7 million, up 25 percent compared with last year

•	Specialty Insurance segment total revenues up 7 percent, with a pretax margin of 16.0 percent

•	Debt-to-capital ratio of 15.6 percent as of March 31, 2014

•	Significant capital management actions taken:

- Doubled dividend to annual rate of $0.96 per share; 3.6 percent yield at quarter end

- Raised share repurchase authorization to $250 million, with $183 million remaining

- Closed $155 million acquisition of Interthinx, Inc. on March 12, 2014

Selected Financial Information

($ in millions, except per share data)

	For the Three Months Ended March 31
	2014	2013
Total revenues	$1,012.8	$1,146.8
Income before taxes	35.3	59.6
Net income	$21.7	$36.2
Net income per diluted share	0.20	0.33

Total revenues for the first quarter of 2014 were $1.0 billion, a decline of 12 percent relative to the first quarter of 2013. Net income in the current quarter was $21.7 million, or 20 cents per diluted share, compared with net income of $36.2 million, or 33 cents per diluted share, in the first quarter of 2013. The current quarter results include net realized investment gains of $2.6 million as well as impairments of investments accounted for under the equity method of $2.0 million, which together impacted net income by less than 1 cent per diluted share. The first quarter of 2013 included net realized investment gains of $9.3 million, or 5 cents per diluted share.

“During the first quarter, we benefited from revenue growth in our higher-premium purchase and commercial businesses, which partly offset a significant drop in refinance transactions,” said Dennis J. Gilmore, chief executive officer at First American Financial Corporation. “We also continued to focus on expense management in response to a 12 percent decline in total company revenue. While open orders per day for purchase transactions accelerated from 1,700 in January to 2,000 in March, the ultimate strength of this year’s spring selling season remains to be determined.

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First American Financial Reports First Quarter 2014 Results

“Our long-term business outlook continues to be positive and, given our confidence in future earnings and cash flow, we doubled our dividend to an annual rate of $0.96 per share. We also increased our share repurchase authorization to $250 million, which we expect to deploy on an opportunistic basis over time. These actions demonstrate a long-term commitment to create value for our shareholders, while leaving the company with the financial flexibility to continue to execute on our growth strategies.”

Title Insurance and Services

($ in millions, except average revenue per order)

	For the Three Months Ended March 31
	2014	2013
Total revenues	$925.3	$1,062.6
Income before taxes	$42.6	$64.3
Pretax margin	4.6%	6.0%
Direct open orders	271,200	376,600
Direct closed orders	180,100	291,400
U.S. Commercial
Total revenues	$115.7	$92.7
Open orders	29,000	29,400
Closed orders	17,700	17,000
Average revenue per order	$6,500	$5,500

Total revenues for the Title Insurance and Services segment were $925 million, a 13 percent decline from the same quarter of 2013. Direct premiums and escrow fees were down 13 percent from the first quarter of 2013, driven by a 38 percent decline in the number of direct title orders closed in the quarter, partly offset by a 39 percent increase in the revenue per direct title order to $1,723. The increase in revenue per direct title order closed was primarily attributable to a shift in the title order mix to higher-premium purchase and commercial transactions, and to an increase in their average fees per order. Agent premiums were also down by 13 percent in the current quarter, which is consistent with the decline in direct premiums experienced in the previous quarter, reflecting the typical reporting lag of approximately one quarter.

Information and other revenues were $137.2 million this quarter, down 10 percent compared with the same quarter of last year. The decline was primarily due to lower demand for the company’s default and title plant information products as a result of the slowdown in transaction activity during the quarter.

Investment income was $15.7 million in the first quarter, a decline of $3.3 million from the first quarter of 2013. The decline was primarily related to investments accounted for using the equity method, including both lower earnings and $2.0 million in impairments. These negative impacts on investment income were partly offset by higher dividend and interest income from the investment portfolio. Net realized investment gains totaled $2.2 million in the current quarter, down from $7.4 million in the first quarter of 2013, primarily reflecting the timing of sales of debt and equity securities in the investment portfolio.

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First American Financial Reports First Quarter 2014 Results

Personnel costs were $300.3 million in the first quarter, a decline of $16.6 million, or 5 percent, compared with the first quarter of 2013. The decline was primarily due to a reduction in expense for employee benefits and overtime.

Other operating expenses were $170.1 million in the first quarter, down $18.5 million, or 10 percent, compared with the first quarter of 2013. The decrease was primarily due to lower production-related expenses and temporary labor costs driven by the decline in order volumes in the current quarter.

The provision for policy losses and other claims was $46.2 million in the first quarter, or 6.0 percent of title premiums and escrow fees, a decline of $31.1 million compared with the same quarter of the prior year. The current quarter rate reflects an ultimate loss rate of 6.0 percent for the current policy year with no reserve adjustments for prior policy years.

Pretax income for the Title Insurance and Services segment was $42.6 million in the first quarter, compared with $64.3 million in the first quarter of 2013. Pretax margin was 4.6 percent in the current quarter, compared with 6.0 percent last year.

Specialty Insurance

($ in millions)

	For the Three Months Ended March 31
	2014	2013
Total revenues	$87.1	$81.5
Income before taxes	$13.9	$15.9
Pretax margin	16.0%	19.5%

Total revenues for the Specialty Insurance segment were $87.1 million in the first quarter of 2014, an increase of 7 percent compared with the first quarter of 2013. The increase in revenues was driven by higher premiums earned in both the home warranty and property and casualty business lines. The overall loss ratio in the Specialty Insurance segment was 52 percent in the current quarter, compared with a 50 percent loss ratio in the prior year. The increase in the loss ratio was driven by higher weather-related claims in the property and casualty business. As a result, the pretax margin in the current quarter declined to 16.0 percent from 19.5 percent in the first quarter of 2013, which also benefited from higher net realized investment gains.

Teleconference/Webcast

First American’s first quarter 2014 results will be discussed in more detail on Thursday, April 24, 2014, at 11 a.m. EDT, via teleconference. The toll-free dial-in number is 888-946-7608. Callers from outside the United States may dial 312-470-7331. The passcode for the event is “First American.”

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through May 1, 2014, by dialing 203-369-3402. An audio archive of the call will also be available on First American’s investor website.

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First American Financial Reports First Quarter 2014 Results

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance, settlement services and risk solutions for real estate transactions that traces its heritage back to 1889. First American also provides title plant management services; title and other real property records and images; valuation products and services; home warranty products; property and casualty insurance; and banking, trust and investment advisory services. With revenues of $5.0 billion in 2013, the company offers its products and services directly and through its agents throughout the United States and abroad. More information about the company can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its direct title insurance operations, which are posted approximately 12 days after the end of each month.

Forward-Looking Statements

Certain statements made in this press release and the related management commentary and responses to investor questions, including but not limited to those related to expense management; the company’s long-term business outlook, including future earnings, cash flow, growth strategies and share repurchases; the market outlook, including the spring selling season and anticipated revenues from home purchases; and the company’s credit facility balance, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: interest rate fluctuations; changes in the performance of the real estate markets; volatility in the capital markets; unfavorable economic conditions; impairments in the company’s goodwill or other intangible assets; failures at financial institutions where the company deposits funds; changes in applicable government regulations; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; regulation of title insurance rates; reform of government-sponsored mortgage enterprises; limitations on access to public records and other data; product migration; changes in relationships with large mortgage lenders and government-sponsored enterprises; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory capital and surplus; losses in the company’s investment portfolio; expenses of and funding obligations to the pension plan; material variance between actual and expected claims experience; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; systems interruptions and intrusions, wire transfer errors or unauthorized data disclosures; inability to realize the benefits of the company’s offshore strategy; inability of the company’s subsidiaries to pay dividends or repay funds; challenges and adverse effects arising from acquisitions and other factors described in the company’s annual report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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First American Financial Reports First Quarter 2014 Results

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including personnel and other operating expense ratios. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact:	Investor Contact:
Marcus Ginnaty	Craig Barberio
Corporate Communications	Investor Relations
First American Financial Corporation	First American Financial Corporation
714-250-3298	714-250-5214

(Additional Financial Data Follows)

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First American Financial Reports First Quarter 2014 Results

First American Financial Corporation

Summary of Consolidated Financial Results and Selected Information

(in thousands, except per share amounts and title orders)

(unaudited)

	For the Three Months Ended March 31
	2014	2013
Total revenues	$1,012,799	$1,146,763
Income before income taxes	$35,253	$59,592
Income tax expense	13,401	23,360

Net income	21,852	36,232
Less: Net income attributable to noncontrolling interests	128	54

Net income attributable to the Company	$21,724	$36,178

Net income per share attributable to stockholders:
Basic	$0.20	$0.34
Diluted	$0.20	$0.33
Cash dividends declared per share	$0.36	$0.12
Weighted average common shares outstanding:
Basic	106,166	107,552
Diluted	108,276	109,993
Selected Title Information
Title orders opened	271,200	376,600
Title orders closed	180,100	291,400
Paid title claims	$77,930	$71,337

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First American Financial Reports First Quarter 2014 Results

First American Financial Corporation

Selected Balance Sheet Information

(in thousands)

(unaudited)

	March 31, 2014	December 31, 2013
Cash and cash equivalents	$770,420	$834,837
Investment portfolio	3,376,215	3,385,328
Goodwill and other intangible assets	1,045,261	892,373
Total assets	6,629,621	6,559,183
Reserve for claim losses	979,381	1,018,365
Notes payable	457,001	310,285
Total stockholders’ equity	$2,459,523	$2,453,049

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First American Financial Reports First Quarter 2014 Results

First American Financial Corporation Segment Information (in thousands, unaudited)
For the Three Months Ended		Title	Specialty	Corporate
March 31, 2014	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$433,872	$349,363	$84,509	$—
Agent premiums	420,924	420,924	—	—
Information and other	137,642	137,178	470	(6)
Investment income	17,767	15,703	1,729	335
Net realized investment gains(1)	2,594	2,161	433	—

	1,012,799	925,329	87,141	329

Expenses
Personnel costs	326,518	300,279	15,514	10,725
Premiums retained by agents	336,665	336,665	—	—
Other operating expenses	188,367	170,082	11,468	6,817
Provision for policy losses and other claims	89,883	46,216	43,667	—
Depreciation and amortization	19,972	17,914	1,239	819
Premium taxes	12,290	10,936	1,354	—
Interest	3,851	600	—	3,251

	977,546	882,692	73,242	21,612

Income (loss) before income taxes	$35,253	$42,637	$13,899	$(21,283)

For the Three Months Ended		Title	Specialty	Corporate
March 31, 2013	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$477,851	$399,985	$77,866	$—
Agent premiums	484,465	484,465	—	—
Information and other	152,133	151,749	390	(6)
Investment income	23,058	18,986	1,678	2,394
Net realized investment gains(1)	9,256	7,396	1,575	285

	1,146,763	1,062,581	81,509	2,673

Expenses
Personnel costs	344,500	316,844	14,331	13,325
Premiums retained by agents	387,543	387,543	—	—
Other operating expenses	205,346	188,614	10,219	6,513
Provision for policy losses and other claims	116,026	77,360	38,666	—
Depreciation and amortization	18,395	16,483	1,179	733
Premium taxes	12,117	10,904	1,213	—
Interest	3,244	564	—	2,680

	1,087,171	998,312	65,608	23,251

Income (loss) before income taxes	$59,592	$64,269	$15,901	$(20,578)

(1)	Includes impairment losses recorded in earnings, except for impairments on investments accounted for under the equity method, which are recorded in investment income.

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First American Financial Reports First Quarter 2014 Results

First American Financial Corporation

Expense Ratio Reconciliation

Title Insurance and Services Segment

($ in thousands, unaudited)

		For the Three Months Ended March 31
		2014	2013
Total revenues		$925,329	$1,062,581
Less:	Net realized investment gains (1)	2,161	7,396
	Investment income	15,703	18,986
	Premiums retained by agents	336,665	387,543

Net operating revenues		$570,800	$648,656

Personnel and other operating expenses		$470,361	$505,458
Ratio (% net operating revenues)		82.4%	77.9%
Ratio (% total revenues)		50.8%	47.6%

(1)	Includes impairment losses recorded in earnings, except for impairments on investments accounted for under the equity method, which are recorded in investment income.

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First American Financial Reports First Quarter 2014 Results

First American Financial Corporation

Supplemental Direct Title Order Information

(unaudited)

	Q114	Q413	Q313	Q213	Q113
Open Orders per Day
Purchase	1,892	1,626	2,054	2,199	1,900
Refinance	1,397	1,462	1,628	2,967	2,905
Refinance as % of residential orders	42%	47%	44%	57%	60%
Commercial	475	480	477	548	482
Other[1]	682	726	779	872	887

Total open orders per day	4,446	4,294	4,938	6,586	6,174

Closed Orders per Day
Purchase	1,217	1,383	1,657	1,637	1,218
Refinance	907	1,096	1,645	2,311	2,496
Refinance as % of residential orders	43%	44%	50%	59%	67%
Commercial	290	331	316	313	278
Other[1]	538	640	653	759	785

Total closed orders per day	2,952	3,449	4,272	5,020	4,777

Average Revenue per Order (ARPO)[2]
Purchase	$1,799	$1,829	$1,813	$1,810	$1,700
Refinance	813	819	807	802	820
Commercial	6,530	8,425	6,895	6,886	5,465
Other[1]	489	409	504	337	367
Total ARPO	$1,723	$1,878	$1,602	$1,440	$1,240
Business Days	61	63	64	64	61

(1)	Includes default and other orders
(2)	U.S. operations only

Totals may not foot due to rounding

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